We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 15, 2000, except for Note 9 as to which the date is April 2, 2000, with respect to the financial statements of Net2Wireless Corporation for the period from commencement of operations (April 1999) through December 31, 1999, included in the Proxy Statement of Sensar Corporation that is made a part of the Registration Statement (Form S-4) and Prospectus of Sensar Corporation for the registration of 19,259,060 shares of common stock.

Tel-Aviv, Israel
April 6, 2000

/s/ Kost Forer & Gabbay

KOST, FORER & GABBAY
A member of Ernst & Young International